Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - October 31, 2006
Graham Painter, Executive Vice President, Corporate Communications (713) 507-2770

STERLING BANCSHARES ELECTS EDWARD R. BARDGETT

TO ITS BOARD OF DIRECTORS

HOUSTON, TX, October 31, 2006 - Sterling Bancshares, Inc., announced today that long-time San Antonio business executive Edward R. Bardgett has been elected to its board of directors. Mr. Bardgett is Senior Vice President of Zachry Construction Corporation, one of the nation’s largest privately held construction companies, with revenues exceeding $1.5 billion and a workforce of more than 10,000 employees.

Mr. Bardgett has nearly 40 years of experience in human resources activities in a wide range of industry and business environments. In addition to his tenure at Zachry Construction, he has held various managerial positions in the energy and chemical industries.

“Not only does Ed bring extensive human resources experience to our board, but he also has significant familiarity with the San Antonio business community,” said Sterling Bancshares Chairman, President, and CEO J. Downey Bridgwater. “We’re delighted he will be joining us.”

Mr. Bardgett earned a bachelor of arts degree in Business Administration from Hillsdale College in Hillsdale, Michigan. He has lived and worked in the San Antonio area for more than 25 years.

Sterling Bancshares, Inc., is a Houston-based bank holding company with total assets of $4.3 billion which operates 45 banking centers in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 7th and 9th-largest in the United States. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

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